EXHIBIT 10.2
051 0154
UNITED STATES OF AMERICA
BEFORE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Deborah Platt Majoras, Chairman
Pamela Jones Harbour
Jon Leibowitz
William E. Kovacic
J. Thomas Rosch

In the Matter of	Docket No. C-
FRESENIUS AG,
a corporation
COMPLAINT
      Pursuant to the provisions of the Federal Trade Commission Act, as amended, 15 U.S.C. § 41 et seq., and by virtue of the authority vested in it by said Act, the Federal Trade Commission (“Commission”), having reason to believe that Fresenius AG (“Fresenius AG”), a corporation, and entities controlled by Fresenius AG, including Fresenius Medical Care AG & Co. KGaA (“FME KGaA”), a partnership; Fresenius Medical Care Holdings, Inc. (“FME”), a corporation; and Florence Acquisition, Inc. (“FAI”), a corporation, (collectively “Fresenius”), all subject to the jurisdiction of the Commission, have agreed to acquire Renal Care Group, Inc. (“RCG”), a corporation subject to the jurisdiction of the Commission, in violation of Section 7 of the Clayton Act, 15 U.S.C. § 18, and Section 5 of the Federal Trade Commission Act (“FTC Act”), as amended, 15 U.S.C. § 45, and it appearing to the Commission that a proceeding in respect thereof would be in the public interest, hereby issues this Complaint stating its charges as follows:
I. NATURE OF THE CASE
      1. This matter concerns an agreement whereby Fresenius would acquire RCG; if consummated, this acquisition would substantially lessen competition for services relating to administering outpatient chronic kidney dialysis treatment (“outpatient dialysis services”) to end stage renal disease (“ESRD”) patients in 66 local geographic markets across the United States. ESRD is a disease characterized by a near total loss of function of the kidneys. Outpatient chronic dialysis treatments are a life-sustaining therapy that replaces the function of the kidneys by removing toxins and excess fluid from the blood (“dialysis”). Fresenius and RCG are two of the three largest operators of clinics providing outpatient dialysis services throughout the United

States. The post-acquisition firm would be able to exercise unilateral market power in the relevant geographic markets, which would result in higher prices and reduced incentives to improve service or quality for outpatient dialysis services.
II. RESPONDENTS
      2. Respondent Fresenius AG is a corporation organized, existing, and doing business under and by virtue of the laws of the Federal Republic of Germany, with its office and principal place of business located at Else-Kröner-Straße 1, 61352 Bad Homburg, Germany. Fresenius AG is the ultimate parent of Respondents (1) FME KGaA, a partnership limited by shares, organized, existing, and doing business under and by virtue of the laws of the Federal Republic of Germany, the general partner of which is majority owned by Fresenius AG, with its office and principal place of business located at Else-Kröner-Straße 1, 61352 Bad Homburg, Germany; (2) FME, a corporation organized, existing, and doing business under and by virtue of the laws of the State of New York, majority owned by FME KGaA, with its office and principal place of business located at 95 Hayden Avenue, Lexington, MA 02420; and (3) FAI, a corporation organized, existing, and doing business under and by virtue of the laws of the State of Delaware, wholly owned by FME, with its office and principal place of business located at 95 Hayden Avenue, Lexington, MA 02420.
      3. After acquiring RCG, Respondent Fresenius will be the largest provider of outpatient dialysis services in the United States. In 2005, Fresenius had approximately $4.1 billion in revenues from the provision of outpatient dialysis services to approximately 89,000 ESRD patients at approximately 1,155 outpatient dialysis clinics nationwide.
      4. Respondents are, and at all times herein have been, engaged in commerce, as “commerce” is defined in Section 1 of the Clayton Act, as amended, 15 U.S.C. § 12, and are corporations or a partnership whose businesses are in or affect commerce, as “commerce” is defined in Section 4 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 44.
III. THE ACQUIRED COMPANY
      5. RCG is a corporation organized, existing, and doing business under and by virtue of the laws of the State of Delaware, with its office and principal place of business located at 2100 West End Avenue, Suite 600, Nashville, Tennessee 37203.
      6. RCG is the third largest provider of outpatient dialysis services in the United States, with approximately 450 outpatient dialysis clinics nationwide, at which approximately 32,000 ESRD patients receive treatment. In 2005, RCG had approximately $1.5 billion in revenues from the provision of outpatient dialysis services.
      7. RCG is, and at all times herein has been, engaged in commerce, as “commerce” is defined in Section 1 of the Clayton Act, as amended, 15 U.S.C. § 12, and is a corporation whose business is in or affects commerce, as “commerce” is defined in Section 4 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 44.
IV. THE PROPOSED ACQUISITION
      8. Fresenius entered into an agreement with RCG dated May 3, 2005 (the “Agreement”), to acquire RCG in a transaction valued at approximately $3.5 billion (the “Acquisition”).
V. THE RELEVANT MARKET
      9. For the purposes of this Complaint, the relevant line of commerce in which to analyze the effects of the Acquisition is the provision of outpatient dialysis services. The only alternative to outpatient dialysis treatments for ESRD patients is a kidney transplant. However, the wait-time for donor kidneys — during which ESRD patients must receive dialysis treatments — can exceed five years. Additionally, many ESRD patients are not viable transplant candidates. As a result, many ESRD patients have no alternative to outpatient dialysis treatments.
      10. For the purposes of this Complaint, the relevant geographic market for the provision of outpatient dialysis services is defined by the distance ESRD patients are willing and/or able to travel to receive dialysis treatments, and is thus local in nature. Most ESRD patients receive dialysis treatments in an outpatient dialysis clinic three times per week, in sessions lasting between three and five hours. Because ESRD patients often suffer from multiple health problems and may require assistance traveling to and from the dialysis clinic, these patients are unwilling and/or unable to travel long distances to receive dialysis treatment. The time and distance a patient will travel in a particular location are significantly affected by traffic patterns; whether an area is urban, suburban, or rural; local geography; and a patient’s proximity to the nearest dialysis clinic. The size of relevant geographic markets is also influenced by a variety of other factors including population density, roads, geographic features, and political boundaries.
      11. For the purposes of this Complaint, the 66 geographic markets within which to assess the competitive effects of the proposed merger are the following 39 metropolitan statistical areas (“MSAs”), other areas, or, particular geographic areas contained therein: (1) Birmingham-Hoover, Alabama MSA; (2) Osceola and Blytheville, Arkansas; (3) Phoenix-Mesa-Scottsdale, Arizona MSA; (4) Prescott, Arizona MSA; (5) Naples-Marco Island, Florida MSA; (6) Sarasota-Bradenton-Venice, Florida MSA; (7) Tampa-St. Petersburg-Clearwater, Florida MSA; (8) Atlanta-Sandy Springs-Marietta, Georgia MSA; (9) Chicago-Naperville-Joliet, Illinois MSA; (10) Lake County-Kenosha County, Illinois-Wisconsin MSA; (11) Auburn, Indiana; (12) Fort Wayne, Indiana MSA; (13) Huntington, Indiana; (14) Indianapolis, Indiana MSA; (15) Logansport, Indiana; (16) Seymour and Scottsburg, Indiana; (17) Louisville, Kentucky-Indiana MSA; (18) Baton Rouge, Louisiana MSA; (19) Houma-Bayou Cane-Thibodaux, Louisiana MSA; (20) Essex County, Massachusetts MSA; (21) Jackson, Mississippi MSA; (22) Carthage

and Philadelphia, Mississippi; (23) Lexington and Kosciusko, Mississippi; (24) Kansas City, MO-KS MSA; (25) Las Cruces, New Mexico MSA; (26) Las Vegas-Paradise, Nevada MSA; (27) Akron, Ohio MSA; (28) Portland-Vancouver-Beaverton, Oregon-Washington MSA; (29) Philadelphia, Pennsylvania MSA; (30) Providence-New Bedford-Fall River, Rhode Island-Massachusetts MSA; (31) Greenville, South Carolina MSA; (32) Memphis, Tennessee-Mississippi-Arkansas MSA; (33) Alice, Texas; (34) Brownsville-Harlingen, Texas MSA; (35) Corpus Christi, Texas MSA; (36) McAllen-Edinburg-Mission, Texas MSA; (37) El Paso, Texas MSA; (38) Terrell and Sulphur Springs, Texas; and (39) Spokane, Washington MSA.
VI. THE STRUCTURE OF THE MARKET
      12. The market for the provision of outpatient dialysis services in each of the relevant geographic markets identified in Paragraph 11 is highly concentrated, as measured by the Herfindahl-Hirschman Index (“HHI”). The Acquisition would increase concentration significantly in each relevant market, leaving Fresenius as the dominant provider of outpatient dialysis services.
      13. Fresenius and RCG are actual and substantial competitors in each of the relevant markets.
VII. ENTRY CONDITIONS
      14. The most significant barrier to entry into the relevant markets is locating a nephrologist with an established referral base who is willing and able to enter into a contract with a dialysis clinic to serve as the clinic’s medical director. Federal law requires each dialysis clinic to have a physician medical director. Having a nephrologist serve as medical director is essential to the competitiveness of the clinic, because he or she is the clinic’s primary source of referrals. A medical director’s contract with a clinic typically prevents the medical director (and often his or her partners) from serving as a medical director for a competing clinic while serving as the clinic’s medical director. The lack of available nephrologists with an established referral stream is a significant barrier to entry into each of the relevant geographic markets identified in Paragraph 11.
      15. Additionally, certain attributes are necessary to attract new entry into particular relevant markets, including a rapidly growing ESRD population, a favorable regulatory environment (including no state certificate of need requirements regulating the development of new clinics), average or lower nursing and labor costs, and a relatively low penetration of managed care. The absence of any of these attributes constitutes an additional barrier to entry into particular relevant markets.
      16. New entry into the relevant markets sufficient to deter or counteract the anticompetitive effects described in Paragraph 17 is unlikely to occur, and would not occur in a timely manner because it would take over two years to enter and achieve significant market impact.
VIII. EFFECTS OF THE ACQUISITION
      17. The effects of the Acquisition, if consummated, may be substantially to lessen competition and tend to create a monopoly in the relevant markets in violation of Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18, and Section 5 of the FTC Act, as amended, 15 U.S.C. § 45, in the following ways, among others:

a. eliminating actual, direct, and substantial competition between Fresenius and RCG;

b. increasing the ability of the merged entity unilaterally to raise prices; and

c. reducing incentives to improve service or quality.
IX. VIOLATIONS CHARGED
      18. The Agreement described in Paragraph 8 constitutes a violation of Section 5 of the FTC Act, as amended, 15 U.S.C. § 45.
      19. The Acquisition described in Paragraph 8, if consummated, would constitute a violation of Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18, and Section 5 of the FTC Act, as amended, 15 U.S.C. § 45.
      WHEREFORE, THE PREMISES CONSIDERED, the Federal Trade Commission on this       day of                     , 2006, issues its Complaint against said Respondents.
By the Commission.

Donald S. Clark
Secretary
SEAL:

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